Exhibit 99.1

Investor Contact:
John Mills
Managing Partner
ICR 646-277-1254

Limoneira Company Announces Third Quarter Fiscal Year 2019 Financial Results

- Company Continues to Expect Record Revenue in Fiscal Year -

- Expect Return to 70% - 75% Fresh Lemon Utilization Rates in 4th Quarter -

- Improved Lemon Carton Pricing Currently at $21.50-

-Receives $4.0 Million from Sale of Non-Core Real Estate-

Santa Paula, CA., September 9, 2019 - Limoneira Company (the “Company” or “Limoneira”) (Nasdaq: LMNR), a diversified citrus packing, selling and marketing company with related agribusiness activities and real estate development operations, today reported financial results for the third quarter ended July 31, 2019.

Management Comments

Harold Edwards, President and Chief Executive Officer, stated, "Throughout the third quarter, we continued to face pricing headwinds due to larger than normal size fruit which resulted in low 50% fresh utilization and $18.00 price per carton. However, as we progress into the fourth quarter, we expect to achieve fresh utilization rates of 70% - 75% now that we are returning to a normal inventory of sizes and average price per carton has improved to approximately $21.50. For the full year of fiscal year 2019, we continue to expect to grow a tree crop of approximately 7.2 million domestic lemon cartons. Unfortunately, due to the lower fresh utilization rate during the third quarter, our lemons grown for fiscal year 2019 will not translate into our full year goal of fresh cartons sold.”

Mr. Edwards continued, “The weather events that affected the overall lemon and orange industry during the first nine months of this year offset the fact that we have achieved our grower retention goals and increased our market share. As we turn our sights to fiscal 2020, we are well positioned for a return to solid growth and improved profitability. Our Harvest at Limoneira real estate venture generated $2.6 million of equity earnings during the first nine months of this year and we are working with three of the leading homebuilders in the United States. Overall we continue to believe this venture will deliver approximately $100 million of cash flow over the estimated 7 to 10-year life of the project.”

Fiscal Year 2019 Third Quarter Results

For the third quarter of fiscal year 2019, total net revenue was $50.9 million, compared to total net revenue of $40.0 million in the third quarter of the previous fiscal year. Agribusiness revenue increased to $49.6 million, compared to $38.7 million in the third quarter last year, due to a higher lemon volume offset by lower fresh lemon prices and lower fresh utilization. The lower pricing was due to continued effect of excessive rains in Southern California during the first and second quarters of fiscal year 2019 creating an overabundance of large fresh lemons, which created a decrease in lemon carton pricing. Rental operations revenue was flat versus the prior year period at $1.2 million in the third quarter of fiscal year 2019 and $1.3 million in the prior year period. There were no real estate development revenues in the third quarter of fiscal year 2019 or 2018.

Agribusiness revenue for the third quarter of fiscal year 2019 includes $46.4 million in lemon sales, compared to $30.7 million of lemon sales during the same period of fiscal year 2018, with the increase primarily the result of higher volume offset by lower prices of fresh lemons compared to the same period in fiscal year 2018. Approximately 1,876,000 cartons of fresh lemons were sold during the third quarter of fiscal year 2019 at a $19.09 average price per carton compared to approximately 992,000 cartons sold at a $25.91 average price per carton during the third quarter of fiscal year 2018. Avocado revenue for the third quarter of fiscal year 2019 was $2.5 million, compared to $5.6 million in the same period last year, primarily the result of lower volume partially offset by higher prices compared to the same period in fiscal year 2018. The Company recognized $0.7 million of orange revenue in the third quarter of fiscal year 2019, compared to $2.0 million in the same period of fiscal year 2018, primarily attributable to lower prices of oranges sold, partially offset by higher volume compared to the same period in fiscal year 2018. Specialty citrus and other crop had no revenue in the third quarter of fiscal year 2019, compared to $0.3 million in the third quarter of fiscal year 2018.

Total costs and expenses for the third quarter of fiscal year 2019 increased to $48.8 million, compared to $28.5 million in the third quarter of last fiscal year. The third quarter of fiscal year 2019 increase in operating expenses was primarily attributable to increases in agribusiness costs and expenses due to increased volume of lemons packed and increased selling, general and administrative costs. Costs associated with its agribusiness include in packing costs, harvest costs, growing costs, costs related to the fruit we procure and sell for third-party growers and depreciation expense.

Operating income for the third quarter of fiscal year 2019 decreased to $2.1 million, compared to income of $11.4 million in the third quarter of the previous fiscal year.

Net loss applicable to common stock, after preferred dividends, for the third quarter of fiscal year 2019 was $(1.1) million, compared to net income of $8.1 million in the third quarter of fiscal year 2018. Net loss per diluted share for the third quarter of fiscal year 2019 was $(0.06) compared to net income per diluted share of $0.50 for the same period of fiscal year 2018, based on approximately 17.6 million and 16.6 million, respectively, weighted average diluted common shares outstanding. Excluding the non-cash $1.8 million unrealized loss on stock in Calavo Growers, Inc. (“Calavo”) and $0.3 million equity in earnings of Limoneira Lewis Community Builders, LLC (“LLC”) for the third quarter of fiscal year 2019, adjusted net loss applicable to common stock was $(0.1) million, compared to net income of $8.2 million for the same period last fiscal year. Excluding the unrealized loss on stock in Calavo and equity in earnings of LLC, adjusted net loss per diluted share for the third quarter of fiscal year 2019 was zero, compared to net income per diluted share of $0.50 for the same period of fiscal year 2018.

Adjusted EBITDA was $3.8 million in the third quarter of fiscal year 2019 compared to $13.4 million in the same period of fiscal year 2018. A reconciliation of adjusted EBITDA to net income is provided at the end of this release.
Fiscal Year 2019 First Nine Months Results

For the nine months ended July 31, 2019, revenue increased to $134.9 million, compared to $114.7 million in the same period last year. Operating loss for the first nine months of fiscal year 2019 was $(1.9) million, compared to operating income of $19.1 million in the same period last year.

Net loss applicable to common stock, after preferred dividends, was $(3.2) million for the first nine months of fiscal year 2019, compared to net income of $23.0 million in the same period last fiscal year. Net loss per diluted share for the first nine months of fiscal year 2019 was $(0.19), compared to a net income per diluted share of $1.50 in the same period of fiscal year 2018. Excluding the non-cash $2.1 million unrealized loss on stock in Calavo and $2.6 million equity in earnings of LLC for the first nine months of fiscal year 2019, adjusted net loss applicable to common stock was $(3.7) million or $(0.21) per share compared to adjusted net income of $13.4 million or $0.86 per share for the same period in fiscal year 2018, based on approximately 17.5 million and 15.6 million, respectively, weighted average diluted common shares outstanding.

Adjusted EBITDA for the first nine months of fiscal year 2019 was $4.1 million, compared to adjusted EBITDA of $24.6 million in the same period last year. A reconciliation of EBITDA to net income is provided at the end of this release.
Balance Sheet and Liquidity

During the nine months ended July 31, 2019, net cash provided by operating activities was $4.3 million, compared to $23.2 million in the same period of the prior fiscal year. For the nine months ended July 31, 2019, net cash used in investing activities was $31.4 million, compared to $50.9 million in the same period of the prior fiscal year. Net cash provided by financing activities was $27.5 million in the nine months ended July 31st, 2019, compared to $27.6 million during the same period last fiscal year.

Long-term debt as of July 31, 2019 was $109.3 million, compared to $77.0 million at the end of fiscal year 2018.

Real Estate Development

The Company’s joint venture with The Lewis Group of Companies (“Lewis”) for the residential development of its East Area I real estate development project, now named Harvest at Limoneira, broke ground to commence mass grading on November 8, 2017. Project plans include approximately 632 residential units in Phase 1. Grading began in November 2017 and Phase 1 site improvements have been substantially completed. The joint venture received lot deposits from two national homebuilders, Lennar and KB Home, in fiscal year 2018 and initial lot sales representing 210 residential units closed in fiscal year 2019. In addition, the Company expects an additional 33 lots to close in the first quarter of fiscal year 2020. Over the 7 to 10-year life of this project, the joint venture will have approximately 1,500 total residential units to be built and sold.

In addition, the Company announced the sale of its multi-use facility consisting of a retail convenience store, gas station, car wash, and quick serve restaurant located in Santa Paula, CA. The transaction closed on August 30th, 2019 and the Company received approximately $4.0 million in net proceeds. In addition, the Company will record a gain of approximately $0.6 million in its fourth fiscal quarter of 2019.

Fiscal Year 2019 Business and Update and Fiscal Third Quarter 2019 Insight

•	The Company expects operating loss for fiscal year 2019 to be approximately $(0.5) million to $(3.0) million.

•
For fiscal year 2019, the Company and its international affiliates are expecting to sell 7.7 to 8.3 million cartons of fresh lemons globally. Due to the competitive nature of international business, the Company is not providing average price projections for international lemon sales. Included in the global cartons estimate, are the 4.5 to 5.0 million cartons the Company expects to sell domestically. Through the first nine months of fiscal year 2019, the Company sold 3.8 million domestic lemon cartons at an approximate average price of $21.00. As the Company progresses through the fourth quarter, the overall pricing is improving as the market supply normalizes. Each movement of $0.50 per annual carton of Limoneira grown lemons in fiscal year 2019 equates to an approximate $0.04 change in earnings per share and adjusted earnings per share and $1.0 million change in adjusted EBITDA.

•	The Company sold approximately 1.8 million pounds of avocados at approximately $1.71 per pound.

•
Due to excessive heat in the summer of 2018, the Company expected minimal revenue from avocados in fiscal year 2019. Offsetting this temporary event will be the benefit of crop insurance for approximately $2.4 million calculated on actual avocado harvest in fiscal year 2019. The Company expects an increase in avocado production in fiscal year 2020.

•
For fiscal year 2019, the unfavorable conditions for domestic oranges has continued to affect orange pricing throughout the industry. This is resulting in lower than previously expected pricing in the orange market. The Company anticipates similar volume and improved size and pricing in fiscal year 2020.

•	Fiscal year 2019 Adjusted EBITDA is expected to be in the range of $7.0 million to $9.5 million.

•
The Company expects fiscal year 2019 diluted loss per share results to be in the range of $(0.10) to $(0.20) per share with an estimated 17.5 million shares outstanding. Adjusted diluted loss per share is expected to be in the range of $(0.12) to $(0.22). Adjusted EPS guidance for fiscal year 2019 excludes estimated equity earnings from Harvest at Limoneira and the potential impact of mark to market changes in the value of its 240,000 shares of Calavo. Beginning in fiscal year 2019, the Company is required to measure the changes in fair value of this investment on its statement of operations.

In addition, not included in adjusted earnings per share for fiscal year 2019 is a year-to-date benefit of $2.6 million of equity earnings from its real estate development, Harvest at Limoneira and a $2.1 million unrealized loss on Calavo stock.

As more fully described at the end of this release under "Non-GAAP Financial Measures," the Company is unable to reconcile without unreasonable effort the above forward-looking non-GAAP measures, and the variability of the changes excluded from these non-GAAP measures may have a significant and potentially unpredictable impact on its future GAAP financial results.

Longer-Term Growth Pipeline

Fiscal year 2019 outlook estimates do not include equity earnings benefits from the Harvest at Limoneira project. Initial lot sales representing 210 residential units closed in the second and third quarters of fiscal year 2019 and the Company is receiving a benefit of equity earnings in its first nine-months of fiscal year 2019 of $2.6 million.

Looking beyond 2019, the Company has an additional 1,200 acres of non-bearing lemons that are estimated to become full bearing over the next four years, which will enable the Company to achieve strong organic growth for many years to come. The Company expects the first 300 acres of the 1,200 acres to become full bearing in fiscal year 2020. Beyond these 1,200 acres, Limoneira intends to plant an additional 500 acres of lemons in the next two years which it believes will further build its long-term pipeline of productive acreage. The Company anticipates this additional acreage will increase annual lemon supply from its 2019 level by approximately 30%, or about 900 thousand to 1.3 million additional fresh cartons, as the non-bearing and planned acreage becomes productive. The Company also expects to have a steady increase in third party grower fruit. The foregoing describes organic growth and does not include potential acquisition opportunities for the Company in its highly fragmented industry.

The Company expects a full year benefit in fiscal year 2020 from the Argentina joint venture and land acquisition formed with FGF Trapani (“FGF”).

Conference Call Information

The Company will host a conference call today to discuss its financial results at 1:30 pm Pacific Time (4:30 pm Eastern Time). Investors interested in participating in the live call can dial (800) 239-9838 from the U.S. and international callers can dial (323) 794-2551. A telephone replay will be available approximately two hours after the call concludes and will be available through Monday, September 23, 2019, by dialing (844) 512-2921 from the U.S., or (412) 317-6671 from international locations; the passcode is 2789249.

About Limoneira Company

Limoneira Company, a 126-year-old international agribusiness headquartered in Santa Paula, California, has grown to become one of the premier integrated agribusinesses in the world. Limoneira (pronounced lç mon´âra) is a dedicated sustainability company with 15,700 acres of rich agricultural lands, real estate properties, and water rights in California, Arizona, Chile and Argentina. The Company is a leading producer of lemons, avocados, oranges, specialty citrus and other crops that are enjoyed throughout the world. For more about Limoneira Company, visit www.limoneira.com.

Forward-Looking Statements

This press release contains forward-looking statements, including guidance for fiscal year 2019, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Limoneira's current expectations about future events and can be identified by terms such as "expect," "may," "anticipate," "intend," "should be," "will be," "is likely to," "strive to," and similar expressions referring to future periods.

Limoneira believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Limoneira cautions you against relying on any of these forward-looking statements. Factors that may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: changes in laws, regulations, rules, quotas, tariffs and import laws; weather conditions that affect production, transportation, storage, import and export of fresh product; increased pressure from crop disease, insects and other pests; disruption of water supplies or changes in water allocations; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest and currency exchange rates; availability of financing for land development activities; political changes and economic crises; international conflict; acts of terrorism; labor disruptions, strikes or work stoppages; loss of important intellectual property rights; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; and market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in Limoneira's SEC filings that are available on the SEC's website at http://www.sec.gov. Limoneira undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.

Source: Limoneira Company
Investors
ICR
John Mills, 646-277-1254
Managing Partner
or
Media
LIMONEIRA
John Chamberlain, 805-525-5541 ext. 1056
Director-Marketing

Non-GAAP Financial Measures
Due to significant depreciable assets associated with the nature of the Company's operations and interest costs associated with its capital structure, management believes that earnings before interest, income taxes, depreciation and amortization ("EBITDA") and adjusted EBITDA, which excludes unrealized loss on stock in Calavo, LLC earnings in equity investment and impairments on real estate development assets when applicable. In addition, we have presented adjusted net (loss) income attributable to Limoneira Company and adjusted (loss) income per common share attributable to Limoneira Company to reflect the exclusion of unrealized loss on stock in Calavo, LLC earnings in equity investment and the Tax Cuts and Jobs Act of 2017 impact. This presentation is an important measure to evaluate the Company's results of operations between periods on a more comparable basis. Such measurements are not prepared in accordance with U.S. generally accepted accounting principles ("GAAP") and should not be construed as an alternative to reported results determined in accordance with GAAP. The non-GAAP information provided is unique to the Company and may not be consistent with methodologies used by other companies. With respect to our expectations under "Fiscal Year 2019 Outlook" above, the Company has not provided a reconciliation of forward-looking non-GAAP measures, primarily due to variability and difficulty in making accurate forecasts and projections, as not all of the information necessary for a quantitative reconciliation is available to the Company without unreasonable efforts.
EBITDA and adjusted EBITDA are summarized and reconciled to net (loss) income attributable to Limoneira Company, which management considers to be the most directly comparable financial measure calculated and presented in accordance with GAAP as follows (in thousands):

	Three Months Ended July 31,		Nine Months Ended July 31,
	2019	2018	2019	2018
Net (loss) income attributable to Limoneira Company	$(990)	$8,201	$(2,868)	$23,425
Interest expense	774	260	1,313	1,054
Income tax provision (benefit)	461	3,114	(216)	(5,093)
Depreciation and amortization	2,080	1,776	6,327	5,210
EBITDA	2,325	13,351	4,556	24,596
Unrealized loss on stock in Calavo Growers, Inc.	1,769	—	2,067	—
LLC earnings in equity investment	(303)	—	(2,573)	—
Adjusted EBITDA	$3,791	$13,351	$4,050	$24,596
The following is a reconciliation of net (loss) income attributable to Limoneira Company to adjusted net (loss) income attributable to Limoneira Company (in thousands, except share amounts):

	Three Months Ended July 31,		Nine Months Ended July 31,
	2019	2018	2019	2018
Net (loss) income attributable to Limoneira Company	$(990)	$8,201	$(2,868)	$23,425
Preferred dividends and effect of unvested, restricted stock	(141)	(135)	(425)	(405)
Net (loss) income for basic EPS	(1,131)	8,066	(3,293)	23,020
Unrealized loss on stock in Calavo (net of tax)	1,295	—	1,513	—
LLC earnings in equity investment (net of tax)	(222)	—	(1,883)	—
Tax Cuts and Jobs Act of 2017 impact	—	—	—	(10,000)
Adjusted net (loss) income attributable to Limoneira Company	$(58)	$8,066	$(3,663)	$13,020

Adjusted net (loss) income for diluted EPS	$(58)	$8,201	$(3,663)	$13,425

Actual:
Basic net (loss) income per common share	$(0.06)	$0.51	$(0.19)	$1.54
Diluted net (loss) income per common share	$(0.06)	$0.50	$(0.19)	$1.50

Weighted-average common shares outstanding-basic	17,554,000	15,947,000	17,527,000	14,979,000
Weighted-average common shares outstanding-diluted	17,554,000	16,551,000	17,527,000	15,578,000
Adjusted:
Basic net (loss) income per common share	$—	$0.51	$(0.21)	$0.87
Diluted net (loss) income per common share	$—	$0.50	$(0.21)	$0.86

Weighted-average common shares outstanding-basic	17,554,000	15,947,000	17,527,000	14,979,000
Weighted-average common shares outstanding-diluted	17,554,000	16,551,000	17,527,000	15,578,000

LIMONEIRA COMPANY
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
($ in thousands, except share amounts)

	July 31, 2019	October 31, 2018
Assets
Current assets:
Cash	$943	$609
Accounts receivable, net	24,127	14,116
Cultural costs	7,034	5,413
Prepaid expenses and other current assets	18,483	10,528
Income taxes receivable	—	378
Total current assets	50,587	31,044

Property, plant and equipment, net	247,619	225,681
Real estate development	16,378	107,162
Equity in investments	57,775	18,698
Investment in Calavo Growers, Inc.	21,226	24,250
Other assets	22,104	14,504
Total assets	$415,689	$421,339

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$16,174	$6,134
Growers payable	15,752	10,089
Accrued liabilities	4,273	7,724
Fair value of derivative instrument	—	—
Current portion of long-term debt	3,024	3,127
Total current liabilities	39,223	27,074
Long-term liabilities:
Long-term debt, less current portion	109,253	76,966
Deferred income taxes	25,090	25,372
Other long-term liabilities	3,196	3,647
Sale-leaseback deferral	—	58,330
Total liabilities	176,762	191,389
Commitments and contingencies	—	—

Series B Convertible Preferred Stock – $100.00 par value (50,000 shares authorized: 14,790 shares issued and outstanding at July 31, 2019 and October 31, 2018) (8.75% coupon rate)	1,479	1,479
Series B-2 Convertible Preferred Stock – $100.00 par value (10,000 shares authorized: 9,300 shares issued and outstanding at July 31, 2019 and October 31, 2018) (4% dividend rate on liquidation value of $1,000 per share)	9,331	9,331

Stockholders’ equity:
Series A Junior Participating Preferred Stock – $0.01 par value (20,000 shares authorized: zero issued or outstanding at July 31, 2019 and October 31, 2018)	—	—
Common Stock – $0.01 par value (39,000,000 shares authorized: 17,772,753 and 17,647,135 shares issued and outstanding at July 31, 2019 and October 31, 2018, respectively)	178	176
Additional paid-in capital	160,200	159,071
Retained earnings	57,309	50,354
Accumulated other comprehensive (loss) income	(5,130)	8,965
Noncontrolling interest	15,560	574
Total stockholders’ equity	228,117	219,140
Total liabilities and stockholders’ equity	$415,689	$421,339

LIMONEIRA COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
($ in thousands, except share amounts)

	Three Months Ended July 31,		Nine Months Ended July 31,
	2019	2018	2019	2018
Net revenues:
Agribusiness	$49,631	$38,677	$131,254	$110,875
Rental operations	1,238	1,273	3,668	3,803
Real estate development	—	—	—	—
Total net revenues	50,869	39,950	134,922	114,678
Costs and expenses:
Agribusiness	42,747	23,983	118,741	80,943
Rental operations	993	1,004	3,167	3,045
Real estate development	50	25	102	94
Selling, general and administrative	4,961	3,513	14,819	11,529
Total costs and expenses	48,751	28,525	136,829	95,611
Operating income (loss)	2,118	11,425	(1,907)	19,067
Other (expense) income:
Interest expense	(774)	(260)	(1,313)	(1,054)
Equity in earnings of investments	480	123	2,449	40
Loss on sale of stock in Calavo Growers, Inc.	(6)	—	(6)	—
Unrealized loss on stock in Calavo Growers, Inc.	(1,769)	—	(2,067)	—
Other income, net	15	26	375	283
Total other (expense) income	(2,054)	(111)	(562)	(731)

Income (loss) before income tax (provision) benefit	64	11,314	(2,469)	18,336
Income tax (provision) benefit	(461)	(3,114)	216	5,093
Net (loss) income	(397)	8,200	(2,253)	23,429
Net (income) loss attributable to noncontrolling interest	(593)	1	(615)	(4)
Net (loss) income attributable to Limoneira Company	(990)	8,201	(2,868)	23,425
Preferred dividends	(125)	(125)	(376)	(376)
Net (loss) income attributable to common stock	$(1,115)	$8,076	$(3,244)	$23,049

Basic net (loss) income per common share	$(0.06)	$0.51	$(0.19)	$1.54

Diluted net (loss) income per common share	$(0.06)	$0.50	$(0.19)	$1.50

Weighted-average common shares outstanding-basic	17,554,000	15,947,000	17,527,000	14,979,000
Weighted-average common shares outstanding-diluted	17,554,000	16,551,000	17,527,000	15,578,000